CapStar Financial Holdings, Inc. Announces $30 Million
Common Stock Repurchase Authorization

NASHVILLE, Tenn., March 9, 2021 (GLOBE NEWSWIRE) - CapStar Financial Holdings, Inc. (“CapStar”) (NASDAQ: CSTR), the parent company of CapStar Bank, announced today that its board of directors authorized the repurchase of up to $30 million of the Company’s outstanding common stock. The repurchase authorization will be in place until December 31, 2021 and replaces the Company’s previously expired authorization.

“The announcement of a $30 million share repurchase authorization demonstrates our dedication to improving return on tangible common equity and creating shareholder value while remaining committed to our capital targets,” said Timothy K. Schools, CapStar’s president and CEO. “Amid a continued challenging environment, we are confident in our credit and excited about our long-term prospects.”

The timing and amount of any shares of the Company’s common stock that are repurchased under the program will be determined by the Company based on its evaluation of market conditions and other factors. Repurchases may be executed through the open market or in privately negotiated transactions, including under Rule 10b5-1.

About CapStar Financial Holdings, Inc.
CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of December 31, 2020, on a consolidated basis, CapStar had total assets of $2.98 billion, total loans of $1.89 billion, total deposits of $2.57 billion, and shareholders’ equity of $343.49 million. Visit www.capstarbank.com for more information.

CONTACT:
Denis Duncan, (615) 732-7492
Chief Financial Officer
ir@capstarbank.com